Exhibit 99.1

Audit Committee Charter
of
EMMIS ACQUISITION CORP.

As adopted by the Board of Directors, effective [*]

Purpose

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Emmis Acquisition Corp. (the “Company”) is to assist the Board in fulfilling its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s external auditor (the “Independent Auditor”) and (iv) the performance of the Company’s internal auditing function (“Internal Audit”) and the Independent Auditor.

Composition of the Committee

The Committee shall be comprised of three or more directors appointed by the Board, each of whom (i) meets the independence requirements of the Nasdaq Stock Market, LLC (the “NASDAQ”) and the Company’s corporate governance guidelines and (ii) otherwise satisfies the applicable requirements for audit committee service imposed by the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), and the NASDAQ. At least one member of the Committee shall be an “audit committee financial expert” in accordance with Item 407(d)(5)(ii) and (iii) of Regulation S-K. All other Committee members shall be financially literate, as required by the NASDAQ. Committee members shall not simultaneously serve on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to serve effectively on the Committee.

Any action duly taken by the Committee during a period in which one or more of the members subsequently is determined to have failed to meet the membership qualifications described herein shall nevertheless constitute duly authorized action of the Committee and shall be valid and effective for all purposes, except to the extent required by law or determined appropriate by the Committee to satisfy regulatory standards.

Committee members (i) shall be appointed by the Board, (ii) shall serve for such terms as the Board may determine, or until their earlier resignation, death or removal and (iii) may be removed by the Board in its discretion.

Meetings

The Committee shall meet with such frequency and at such intervals as it determines necessary to carry out its duties and responsibilities, which shall be at least quarterly at any time the Company remains subject to filing requirements under the Exchange Act. The Committee shall meet separately and periodically with management, Internal Audit (or other Company personnel responsible for the internal audit function) and the Independent Auditor. Minutes of Committee meetings and actions taken without a meeting shall be kept in accordance with the Company’s bylaws.

Delegation

The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion.

Authority

While the Board has delegated to the Committee oversight duties and responsibilities pursuant to this Charter, the fundamental responsibility for the accuracy of the Company’s financial statements and disclosures, and the quality of the Company’s accounting and financial reporting processes, remains with management and the Independent Auditor. In addition, the Audit Committee recognizes that financial management (including the internal audit staff), the Independent Auditor and the Company’s Chief Compliance Officer have more knowledge and more detailed information about the Company than do the members of the Audit Committee. Consequently, in carrying out its oversight responsibilities, it is not the duty of the Audit Committee to plan or conduct audits or determine that the Company’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles (“GAAP”). This is the responsibility of management and the Independent Auditor.

It is not the intent of this Charter to subject individual members of the Audit Committee to any increased exposure to liabilities in excess of those generally imposed on members of the Board under applicable laws.

The Committee shall have the authority to retain such outside counsel, experts and other advisers as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms. The Committee shall receive appropriate funding from the Company, as determined by the Committee, for any expense related to any external advisers and for the ordinary administrative expenses of the Committee. The Committee shall have full, unrestricted access to Company books, records and facilities.

Duties and Responsibilities

In furtherance of its purpose, the Committee shall:

Independent Audit, Financial Statements and Internal Controls

1.	Be directly responsible for the appointment, compensation, retention, oversight of the work and termination of the Independent Auditor and any other independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Committee shall also be responsible for the resolution of disagreements between management and the Independent Auditor, or any other such firm, regarding accounting and financial reporting. The Independent Auditor and any other such firm shall report directly to the Committee.

2.	Obtain and review, at least annually, a report by the Independent Auditor describing: (i) the Independent Auditor’s internal quality control procedures, (ii) any material issues raised by the most recent internal quality control review or peer review of the Independent Auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the Independent Auditor, (iii) any steps taken to deal with any such issues, (iv) all relationships between the Independent Auditor and the Company or any of its subsidiaries including with respect to the matters set forth in Public Company Accounting Oversight Board (the “PCAOB”) Rule 3526 “Communication with Audit Committees Concerning Independence” and (v) any other information pertaining to the independence of the Independent Auditor. Discuss with the Independent Auditor any issues or relationships disclosed in such report that, in the judgment of the Committee, may have an impact on the competence or independence of the Independent Auditor.

3.	Review and evaluate the lead audit partner of the Independent Auditor (taking into account the opinions of management and Internal Audit) and assure the regular rotation of the lead audit partner, the concurring partner and other audit partners engaged in the Independent Auditor’s annual audit of the Company’s year-end financial statements (the “Annual Audit”), to the extent required by law.

4.	Discuss with Internal Audit and management their views as to the competence, performance and independence of the Independent Auditor.

5.	Consider major changes and other major questions with respect to the appropriate auditing and accounting practices to be used in the preparation of the financial statements when presented by the Independent Auditor or management.

6.	Discuss with the Independent Auditor and management (a) the Independent Auditor’s responsibilities under generally accepted auditing standards and the responsibilities of management in the audit process; (b) the overall audit strategy; (c) budget and staffing; (d) the scope and timing of the annual audit; and (e) any significant risks identified during the auditors’ risk assessment procedures.

7.	Pre-approve all audit and permitted non-audit and tax services to be provided to the Company by the Independent Auditor, in accordance with a pre-approval policy adopted by the Committee.

8.	Meet to review and discuss the annual audited financial statements and quarterly financial statements with management and the Independent Auditor, including the annual and quarterly report disclosures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Committee shall make a recommendation to the Board as to whether the annual audited financial statements should be included in the Company’s Annual Report on Form 10-K.

9.	Review and discuss earnings press releases as well as financial information and earnings guidance provided to analysts and ratings agencies.

10.	Review reports to management prepared by the Independent Auditor or Internal Audit and any responses by management.

11.	Obtain and review annually, prior to the completion of the Annual Audit, a report from the Independent Auditor describing (i) all critical accounting policies and practices to be reflected in the Annual Audit, (ii) (a) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) for policies and procedures related to material items that have been discussed with management, (b) ramifications of the use of such alternative disclosures and treatments and (c) the treatment preferred by the Independent Auditor and (iii) other material written communications between the Independent Auditor and management, such as any management letter or schedule of unadjusted differences. Review any reports on such topics or similar topics prepared by management. Discuss with the Independent Auditor any material issues raised in such reports.

12.	Review with management and the Independent Auditor the financial information contained in each of the Company’s Quarterly Reports on Form 10-Q prior to its filing and the results of the Independent Auditor’s review of the interim financial information.

13.	Review and discuss quarterly with the Independent Auditor all critical accounting policies and practices, all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the Independent Auditor and other material written communications between the Independent Auditor and management, such as any management letter or schedule of unadjusted differences.

14.	Review the Company’s financial reporting processes and internal controls in consultation with the Independent Auditor and Internal Audit. Such review shall include a consideration of major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of identified deficiencies. Review any analyses prepared by management and/or the Independent Auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements. Review the effect of legal, regulatory, and accounting initiatives and off-balance sheet structures on the Company’s financial statements.

15.	Discuss with the Independent Auditor the Independent Auditor’s judgment about the quality, not just the acceptability, of the accounting principles applied in the Company’s financial reporting.

16.	Review with the Independent Auditor any audit problems or difficulties and management’s response thereto. Such review shall include a review of any difficulties the Independent Auditor encountered in the course of the audit work, including any restrictions on the scope of the Independent Auditor’s activities or access to requested information, and any significant disagreements with management.

17.	Review with the Independent Auditor, Internal Audit and management the extent to which changes or improvements in financial or accounting practices and internal controls that were previously reviewed and/or approved by the Audit Committee have been implemented.

18.	Keep the Independent Auditor informed of the Audit Committee’s understanding of the Company’s relationships and transactions with related parties that are significant to the Company; review and discuss with the Independent Auditor the Independent Auditor’s evaluation of the Company’s identification of, accounting for, and disclosure of its relationships and transactions with related parties, including any significant matters arising from the audit regarding the Company’s relationships and transactions with related parties.

19.	Review and discuss with the Independent Auditor any critical audit matter (“CAM”) addressed in the audit of the Company’s financial statements and the relevant financial statement accounts and disclosures that relate to each CAM.

20.	Review and discuss with the Independent Auditor the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission (the “SEC”), including, but not limited to, review of the external audit plan and revisions thereto, the Independent Auditor’s evaluation of the quality of the Company’s financial reporting, information relating to significant unusual transactions and the business rationale for such transactions.

21.	Approve hiring policies for employees or former employees of the Independent Auditor and oversee the hiring of any personnel from the Independent Auditor in accordance with applicable law.

22.	Discuss with the Independent Auditor material issues on which the national office of the Independent Auditor was consulted by the audit team.

23.	Terminate the Independent Auditor, if necessary.

24.	Select, retain, compensate, oversee and terminate, if necessary, any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

Internal Audit

25.	Review and assess the annual internal audit plan, the process used to develop the plan and the status of activities, significant findings, recommendations and management’s response. Provide oversight of Internal Audit, including by reviewing and discussing with management reports and other communications prepared by Internal Audit.

26.	Oversee Internal Audit’s structure, objectivity, responsibilities, staffing, resources and budget as well as the qualifications of its personnel. Discuss with the Independent Auditor the Independent Auditor’s judgment about the competence, performance and cooperation of Internal Audit and management and Internal Audit’s responsibilities, budget and staffing. Recommend for Board approval (i) the appointment and, if appropriate, replacement of (A) the head of Internal Audit, where the head of Internal Audit is a Company employee, or (B) any third party service provider (other than the Independent Auditor) that is providing Internal Audit services to the Company and (ii) the Internal Audit budgets.

27.	Periodically review, with the Vice President, Internal Audit, any significant difficulties or disagreements with management, or scope restrictions encountered in the course of the function’s work.

Other Authority and Responsibilities

28.	Review and recommend to the Board any changes to the Company’s Code of Ethics and monitor compliance with such code, including review of conflicts of interest.

29.	Maintain a channel of communication between the Board and each of the Company’s (a) Independent Auditor; (b) principal financial and accounting officers; (c) Vice President, Internal Audit; and (d) Chief Compliance and provide sufficient opportunity for each to meet with the members of the Audit Committee to discuss any matter within the scope of each of their respective responsibilities.

30.	Review and approve any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K) in accordance with the Company’s related person transaction approval policy.

31.	Discuss policies with respect to risk assessment and risk management, the Company’s major litigation and financial risk exposures and the steps management has taken to monitor and control such exposures.

32.	Review at least annually with management the Company’s cybersecurity risk exposures and the steps management has taken to monitor and control such exposures. Perform such other tasks related to the oversight of the Company’s cybersecurity functions as the Board may delegate to the Committee.

33.	Review the appointment or replacement of the Company’s Chief Financial Officer, Chief Compliance Officer and Controller (or principal accounting officer, if different), if any.

34.	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Review periodically with management and Internal Audit these procedures and review all complaints received by the Company regarding accounting, internal controls or auditing matters.

35.	Receive prompt verbal and/or written notifications from management regarding any complaints that have been received by the Company regarding accounting, internal accounting controls or auditing matters.

36.	Review and grant, if deemed appropriate by the Committee, any requested waiver of the Code of Ethics for an officer or a director. Any such waivers must be granted in writing.

37.	Conduct and review an annual performance evaluation of the Audit Committee.

38.	Report the Audit Committee’s activities to the Board on a regular basis as necessary.

Committee Report, Evaluation and Charter

39.	Prepare the report of the Committee required to be included in the Company’s annual report and proxy statement. In addition to all of the other items required to be included in such report by the rules promulgated by the SEC or other applicable law, such report must state whether the Audit Committee has reviewed and discussed the audited financial statements with management, discussed with the Independent Auditor the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, received and discussed the written disclosures and the letter from the Independent Auditor required by the applicable requirements of the PCAOB regarding the Independent Auditor’s independence and recommended to the Board, based on the review and discussions referred to in items (a) through (c) above, that the Company’s audited financial statements be included in the Form 10-K.

40.	Report regularly to the Board on the activities of the Committee.

41.	Conduct an annual evaluation assessing the Committee’s performance with respect to its purpose, duties and responsibilities set forth in this Charter and report the results of such evaluation to the Nominating and Corporate Governance Committee and the Board.

42.	Review the adequacy of this Charter periodically and recommend any proposed changes to the Board for approval.

43.	Perform such other duties and responsibilities as reasonably determined by the Committee to be consistent with its mandate (under this Charter, the Company’s bylaws, governing law, the rules and regulations of the NASDAQ, the federal securities laws and such other requirements applicable to the Company) or as further delegated to the Committee by the Board. This includes the authority to conduct or authorize investigations into any matter, including, but not limited to, complaints relating to accounting, internal accounting controls or auditing matters within the scope of duties and responsibilities delegated to the Committee, as it deems appropriate.